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                                 Second Amended
                          Limited Partnership Agreement
                              of the Partnership of
                      SAVANNAH CELLULAR LIMITED PARTNERSHIP

            THIS AGREEMENT dated as of the 21st day of June, 1987, by and among Savannah Cellular General Partnership (hereinafter the "Initial General Partner"), a general partnership organized under the laws of the State of California, as general partner, and each of those persons who have executed this Agreement and whose names and addresses are set forth in Schedule A annexed hereto, as limited partners (hereafter "Limited Partners").

            WHEREAS, the FCC has issued to the Managing Partner of the Initial General Partner a Construction Permit to build and operate a Cellular System in Savannah, Georgia; and

            WHEREAS, the Limited Partners have certain rights to receive minority equity interests in the entity that will receive that Construction Permit; and

            WHEREAS, the parties hereto have concluded that it will be in their best interests and the best interests of the public to form a limited partnership for the purpose of constructing and operating the System; and

            WHEREAS, the parties hereto desire to set forth in full the terms and conditions of their undertaking in this Limited Partnership Agreement (the "Agreement") and to form this limited partnership under the Delaware Revised Uniform Limited Partnership Act;

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            NOW, THEREFORE, in consideration of the foregoing, the mutual promises of the parties hereto, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            Whenever used in this Agreement, as hereinafter defined, the following terms shall have the meanings respectively assigned to them in this
Article I unless the context requires otherwise.

            "Affiliate" or "Affiliated Person" means, when used with reference to a specific Person (or when not referring to a specific Person shall mean Affiliate of a Partner), any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specific Person. This term shall also include any Person who, directly or indirectly, through one or more intermediaries, has the contractual right or option to acquire or vote more than 50% of the voting interest of a specific Person.

            "Agreed Value" means, with respect to property, the fair market value of that property on the date it is contributed to the Partnership, as determined by the Managing General Partner in good faith and by reasonable methods

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(including the employment of independent professional appraisers). For all purposes, the Agreed Value of an interest in the Construction Permit (at the time of its contribution in accordance with section 3.1) shall be based on the proportion of ownership of the Construction Permit and on a total value for the Construction Permit of $3,460,920, without increase or diminution for a majority or minority position.

            "Agreement" means this Partnership Agreement and the Schedules hereto, as the same may be amended from time to time. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby," and "hereunder," when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

            "Area" means the Savannah, Georgia Metropolitan Statistical Area ("MSA").

            "At-Risk Partner" shall mean any Partner that bears the economic risk of loss with respect to a Partnership liability that is otherwise without recourse to the Partnership, including Partners that have made non-recourse loans to the Partnership or have guaranteed such loans made by others.

             "Bankruptcy" (including the adjectival form "Bankrupt") means with respect to any Partner, (i) such Partner making an assignment for the benefit of creditors or admitting in writing its inability to pay its debts when due; (ii) the commencement by or against such Partner of any

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liquidation, dissolution, bankruptcy, reorganization, insolvency or other proceeding for the relief of financially distressed debtors; or the appointment for such Partner, or a substantial part of such Partner's assets, of a receiver, liquidator, custodian or trustee; and, if any of the events referred to in this clause (ii) occur involuntarily, the failure of same to be dismissed, stayed or discharged within 90 days; or (iii) the entry of an order for relief against such Partner under Title 11 of the United States Bankruptcy Code.

            "Capital Account" means the capital account to be maintained by the Partnership for each Partner. A Partner's Capital Account shall be credited with
(i) the amount of any Capital Contribution made by or on behalf of such Partner in cash, (ii) the Agreed Value (net of liabilities that the Partnership is considered to assume or take subject to under Code Section 752) of any Capital Contribution made by or on behalf of such Partner in property other than cash, and (iii) allocations to such Partner of Partnership Profits, income or gain pursuant to section 4.1(a), and any other item required to be credited for proper maintenance of capital accounts by the Treasury regulations under Section 704(b) of the Code. A Partner's Capital Account shall be debited with (i) the amount of any cash and the fair market value of property distributed to such Partner (net of liabilities that such Partner is considered to assume or take subject to under Code

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Section 752), all as may be determined in accordance with this Agreement, (ii)
allocations of Partnership Losses and deductions (or items thereof, including Partner Nonrecourse Deductions) pursuant to section 4.1(b), and (iii) allocations to such Partner of any expenditures of the Partnership described in Code Section 705(a)(2)(B), including any nondeductible taxes paid by the Partnership. If any property other than cash is distributed to a Partner, the Capital Accounts of the Partners shall be adjusted in the manner provided in section 8.6 as if the property had been sold by the Partnership for a price equal to its fair market value and the proceeds of such sale distributed. In addition, each Partner's Capital Account shall be adjusted as of the time of either the acquisition of any LP or GP Units from the Partnership by any new or existing Partner in exchange for more than a de minimus Capital Contribution or the redemption of any LP or GP Units by the Partnership in exchange for more than a de minimus amount to reflect the amount of unrealized income, gain, loss, or deduction inherent in all Partnership property (to the extent such amount has not been reflected in the Capital Accounts previously) that would be allocated to such Partner under section 4.1 if all Partnership property were sold for its fair market value at the time of the acquisition or redemption. Any question concerning a Partner's Capital Account shall be resolved by applying principles consistent with this Agreement and the regulations

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promulgated under Section 704 of the Code in order to assure that all allocations herein will have substantial economic effect or will otherwise be respected for federal income tax purposes.

            "Capital Contribution" means the sum of cash and the Agreed Value of other property, if any, contributed to the Partnership by each Partner in accordance with Article III and otherwise. Any reference in this Agreement to the Capital Contribution of a Partner shall include the contributions to the capital of the Partnership made by any predecessor in interest of such Partner.

            "Cellular System" means the non-wireline Domestic Public Cellular Radio Telecommunications Services system to be operated in the Area as described in Part 22 of the FCC's Rules and Regulations as currently in effect or as from time to time amended or modified.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

            "Construction Permit" means the permit granted by the FCC for the construction of the Cellular System and any successor licenses or permits allowing construction and operation of the Cellular System.

            "Date of Issue" shall mean August 3, 1987, which shall be the record date for the issue of LP Units (as defined below) and for determining the respective Percentage

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Interests (as defined below) of the Limited Partners and the Initial General
Partner.

            "General Partner" means a Partner holding GP Units.

            "GP Unit" means an ownership interest in the Partnership held by a General Partner.

            "FCC" means the Federal Communications Commission and any successor federal agency having jurisdiction over the regulation of the Cellular System.

            "Indebtedness" means any indebtedness of the Partnership for borrowed money, or under guarantees (other than endorsements for collection or deposit in the ordinary course of business) of the obligations of another Person, or for obligations of the Partnership as an "account party" under a letter of credit, or for the deferred purchase price of property or services. A lease, the obligations with respect to which are required to be capitalized on the Partnership's balance sheet in accordance with generally accepted accounting principles consistently applied, shall be deemed indebtedness in the amount required to be capitalized.

            "Licenses" means all FCC, state or local licenses, approvals and authorizations required to construct, own and operate the Cellular System.

            "Limited Partner" means a Partner holding LP Units.

            "LP Unit" means an ownership interest in the Partnership held by a Limited Partner.

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            "Majority Vote" means the affirmative vote of a Partner or combination of Partners holding in excess of 50% of the Percentage Interests entitled to vote on the matter.

            "Managing General Partner" means the Initial General Partner so long as the Initial General Partner holds more than 50% of the GP Units. If the Initial General Partner no longer holds more than 50% of the GP Units, the Managing General Partner shall be that Partner holding more than 50% of the outstanding GP Units, or, if no Partner holds more than 50% of the GP Units, the Managing General Partner shall be the Partner holding GP Units that is chosen to be Managing General Partner by a majority of all General Partners holding GP Units in accordance with section 6.1(v).

            "Option Agreement" means the Option Agreement by and among Sheila Leibsohn, Georgia Metronet, Inc., a Georgia corporation, Savannah Cellular Limited Partnership, and Savannah Cellular General Partnership dated as of June 24, 1987, and concerning interests in this Partnership.

            "Partner" or "Partners" means the Persons who have executed this Agreement on or before the Date of Issue (constituting the Initial General Partner and the Limited Partners as identified in schedule A hereto) and any Person who becomes a Substitute Partner in respect of any portion of the Percentage Interest of a Partner as provided in Articles VI and VII.

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            "Partner Nonrecourse Debt" means any nonrecourse debt of the
Partnership for which any Partner bears the economic risk of loss. The determination of whether a Partnership liability constitutes a Partner Nonrecourse Debt shall be made in accordance with Temp. Treas. Reg. ss. ss. 1.704-1T (b)(4)(iv)(h), 1.704-1T(b)(4)(iv)(k), and 1.752-1T(d).

            "Partner Nonrecourse Deduction" means any item of Partnership loss, deduction, or Code Section 705(a)(2)(B) expenditure (as defined in Treas. Reg. ss. 704-1(b)(2)(iv)(i)) entering into the computation of Profits and Losses that is attributable to a Partner Nonrecourse Debt. The determination of whether an item constitutes a Partner Nonrecourse Deduction shall be made in accordance with Temp. Treas. Reg. ss. l.704-1T(b)(4)(iv)(h).

            "Partnership" means the Partnership, formed under and governed by this Agreement, as such Partnership may from time to time be reconstituted.

            "Partnership Business" (including the "Business") shall have the meaning provided in Section 2.3.

            "Percentage Interest" means, with respect to any Partner, a percentage determined by dividing the sum of that Partner's LP and GP Units by the total number of LP and GP Units held by all Partners (including Substitute Partners and Transferees).

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            "Person" means any general partnership, limited partnership, corporation, joint venture, trust, business trust, governmental agency, cooperative, association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such person as the context may require.

            "Profits" and "Losses" mean, for any fiscal year, the net income or net loss, respectively, of the Partnership as reported by the Partnership for federal income tax purposes, except that (i) items of income, gain, loss, and deduction relating to property contributed to the Partnership shall be computed as if the basis of the property to the Partnership at the time of contribution were equal to its Agreed Value on that date (for purposes of this clause (i), the amount of any depreciation, amortization, or other cost recovery deduction allowable for any period with respect to Property contributed to the Partnership shall be an amount that bears the same ratio to the Agreed Value of the Property on the date of contribution as the federal income tax depreciation, amortization, or other cost recovery deduction bears to the adjusted tax basis of the Property on the date of contribution), (ii) any reduction in basis under
Section 48(q) of the Code shall be treated as an expense, (iii) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in compiling Profits or Losses shall be added to such taxable income or loss, and

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any related expenses not allowed as a deduction pursuant to Code Section 265 shall be subtracted from such taxable income or loss, and (iv) any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code
Section 705(a)(2)(B) expenditures pursuant to Treas. Reg. ss. 1.704-1(b) and not otherwise taken into account under this section shall be subtracted from such income or loss. If there has been an adjustment to the Partners' Capital Accounts pursuant to the next to last sentence under the definition of "Capital-Accounts" in Article I to reflect the unrealized income, gain, loss, or deduction inherent in Partnership property at the time of the acquisition or redemption of LP Units: (I) depreciation, amortization, or other cost recovery deductions with respect to such property for each fiscal year or other period shall equal an amount which bears the same ratio to the fair market value of such property on the date of such adjustment as the federal income tax depreciation, amortization, or other cost recovery deductions for such year or other period bears to the adjusted tax basis of such property on such date; and
(II) gain or loss resulting from any disposition of such property with respect to which gain or loss is recognized for federal income tax purposes shall be computed under this sentence as if such property had an adjusted basis on the date of such adjustment equal to its fair market value on such date. Profits and Losses shall include, where the context requires,

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related federal income tax items such as capital gain or loss, tax preferences, investment interest, depreciation, cost recovery, depreciation recapture, and cost recovery recapture. Except as otherwise provided in the regulations issued under Code Section 704(b), such amounts shall be computed without regard to any basis adjustment for federal income tax purposes under Section 743 of the Code resulting from an election under Section 754 of the Code.

            "Pro Rata" means the proportion which the respective Percentage Interest of any Partner entitled or required to participate in any action bears to the sum of the Percentage Interests of all Partners entitled or required to participate in such action.

            "Substitute Limited Partner" means any Person who becomes a Partner by virtue of acquiring the Percentage Interest of a Limited Partner pursuant to the provisions of Article VI or VII hereof.

            "Transfer" (including the verb forms "Transfer" and "Transferred") means an assignment, sale, exchange, pledge, transfer or other disposition. "Transferor" means a Partner or Transferee who makes a Transfer and "Transferee" means a Person who received a Transfer.

            "Unanimous Vote" means the affirmative vote of all Partners entitled to vote on a matter.

            "Withdrawal" (including the verb form "Withdraw" and the adjectival forms "Withdrawing" and "Withdrawn") means

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as to any Partners, withdrawing from the Partnership either (i) voluntarily in accordance with section 6.3, or (ii) involuntarily upon the occurrence of such Partner's Bankruptcy, death or incompetency.

            Each definition herein shall be deemed to refer to the singular, plural, masculine, feminine, or neuter as the context requires.

                                   ARTICLE II

                                  ORGANIZATION

            2.1 Formation. The parties hereto form the Savannah Cellular Limited Partnership as a limited partnership under the laws of the State of Delaware.

            2.2 Name. The business of the Partnership shall be conducted under the name of Personal Telephone Company of Savannah or such other name or names as may be chosen from time to time by the General Partner.

            2.3 Purpose. The principal purpose of the Partnership is to design, construct, develop, own, operate, and maintain the Cellular System in the Area (the "Partnership Business" or "Business") and in connection therewith: to enter into leases for, or purchase properties needed for, any sites necessary to the operation and maintenance of the Cellular System and the provision of cellular service and equipment; to construct improvements in, furnish, and equip the sites; to acquire or lease all equipment, supplies, and

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services necessary to the construction and operation of the Cellular System; to engage in the wholesale and retail provision of cellular service and subscriber equipment; to borrow or raise money necessary to the construction and operation of the Cellular System; to sell or resell the services provided by the wireline cellular system in the Area prior to commencement of operations of the Partnership's Cellular System; to execute any documents required in connection with the foregoing; and to do any and all acts and things which may be necessary, incidental, or convenient to carry on the Partnership Business as contemplated by this Agreement. The Partnership Business shall be conducted by the Partnership as a partnership organized under the laws of Delaware and qualified to do business in Georgia. Except as provided in this Agreement, the Partnership Business may be conducted by the Partnership as a corporation, business trust, or other business entity, only upon a Majority Vote of all Partners.

            2.4 Term. The term of the Partnership shall commence on the Effective Date and shall continue until the earlier of (a) the ninety-ninth anniversary of the Effective Date, unless by Majority Vote the Partners elect to continue the Partnership or (b) the dissolution and termination of the Partnership pursuant to Article VIII.

            2.5 Principal Place of Business. The principal place of business of the Partnership shall be the Savannah,

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Georgia Area, except as otherwise determined by the General Partner.

            2.6 Representations and Warranties. Each Partner represents and warrants to each of the other Partners, which representations and warranties shall survive the execution of this Agreement and the consummation of the transactions herein contemplated, that:

            (a) Consistent with its apparent identification in Schedule A, (i) it is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, or (ii) it is a partnership or joint venture duly organized and validly existing under the laws of the jurisdiction of its organization, or (iii) it is a natural person;

            (b) It has full power and authority to execute and perform this Agreement;

            (c) The execution, delivery, and performance of this Agreement have been duly authorized by all necessary action on the part of such Partner, and the Agreement is binding and enforceable against such Partner in accordance with its terms;

            (d) The execution, delivery, and performance of this Agreement will not conflict with, result in a breach of, or cause a default under, with or without the giving of notice or the passage of time or both, its articles of incorporation, bylaws, partnership or joint venture

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agreements, or any material agreement or instrument to which it is a party or by which it or any of its property is bound, nor will it conflict with or violate any statute, law, rule, regulation, order, decree, or judgment of any court or governmental authority which is binding upon it or its property; and

            (e) It has no knowledge of any fact or circumstance that would disqualify it from holding an interest in the Construction Permit as a Partner.

                                   ARTICLE III

                              CAPITAL CONTRIBUTIONS

            3.1 Initial Contributions. The Initial General Partner shall contribute to the Partnership all of its right, title and interest in the Construction Permit issued by the FCC to construct for operation a Cellular System in the Area, and each Limited Partner shall contribute to the Partnership all of its right to receive a minority interest in the entity that will construct and operate the Cellular System. In return, on the Date of Issue each Limited Partner shall receive one LP Unit or that fraction of or number of LP Units shown on Schedule A, and the Initial General Partner shall receive one LP Unit and shall receive a number of GP Units and fractions thereof such that the Percentage Interest attributable to such GP Units will be fifty and one one-hundredth percent (50.01%) or such larger Percentage

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Interest as may be necessary to ensure that the Percentage Interest represented by one LP Unit does not exceed 0.99%.

            3.2 Financing. Consistent with Sections 3.4 and 5.1(b), the Partnership may, and it is the present intention of the partners to, finance all or a portion of the cost of construction and operation of the Cellular System by causing the Partnership to borrow the funds required therefor or otherwise to finance such construction and operation (on a non-recourse basis, if non-recourse financing is available on reasonable terms), in such amounts at such times and on such terms as shall be consistent with sound business and financial practice.

            3.3 Capital Accounts. No interest shall be paid on any Capital Contribution or Capital Account. No Partner shall have the right to demand a return of a Capital Contribution. No Partner shall be liable for the return of the Capital Contribution of any other Partner, or any portion thereof; any such return shall be made solely from the assets of the Partnership. No Partner shall be required to pay the Partnership or any Partner any deficit in any other Partner's Capital Account upon dissolution or otherwise; provided, however, that if any Partner is required to pay a liability of the Partnership, it shall be entitled to reimbursement from Partnership assets. Upon the transfer of all or a part of an interest in the Partnership, the Capital Account of the

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transferor that is attributable to the transferred interest shall carry over to the transferee.

            3.4 Limited Liability of Limited Partners. No Limited Partner shall be liable under this Agreement for any of the losses, debts, or obligations of the Partnership or be required to contribute any capital beyond its initial contribution and any other capital contributions made in accordance with this Article.

            3.5 No Right to Withdraw Capital. Prior to the dissolution and liquidation of the Partnership, no Partner shall have the right to withdraw from the Partnership any part of its capital contributed to the Partnership or have any right to receive any funds or property of the Partnership except as specifically provided in this Agreement.

            3.6 Priority Among Limited Partners. Except as otherwise provided in this Agreement, no Limited Partner has any priority over any other Limited Partner as to the return of its Capital Contribution or as to its allocation of profits and losses or distribution of cash.

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                                   ARTICLE IV

               PROFITS, LOSSES, TAX ALLOCATIONS, AND DISTRIBUTIONS

            4.1 Profits, Losses, and Tax Allocations.

            (a) Allocation of Profits. Except as otherwise provided in the Agreement, items of income and of gain and Profits of the Partnership for each fiscal year shall be determined as of the end of such fiscal year and allocated to the Partners as follows:

                  (i) First, if there is a net decrease in Partnership "minimum gain" (as defined in Treas. Reg. ss. 1.704-1(b)(4)(iv)(c)) during a fiscal year, all Partners with a deficit Capital Account balance at the end of such fiscal year (excluding from each Partner's deficit Capital Account balance any amount that such Partner is obligated to restore under section 8.4 of this Agreement and under Treas. Reg. ss. 1.704-1(b)(2)(ii)(c) as well as any addition thereto pursuant to the next to last sentences of Treas. Reg. ss. l.704-l(b)(4)(iv)(f) and Temp.
      Treas. Reg. ss. l.704-1T(b)(4)(iv)(h)(5) after taking into account thereunder any changes during such fiscal year in partnership minimum gain and minimum gain attributable to Partnership Nonrecourse Debt, and after reducing such balance by any adjustments, allocations, and distributions specified in Treas. Reg. ss. 1.704-1(b)(2)(ii)(d)(4), (5), and (6) as are

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      reasonably expected to be made to such Partner) shall be allocated items of Partnership income and gain entering into the computation of Profits and Losses for such fiscal year (and, if necessary subsequent fiscal years) in the amount and in the proportions needed to eliminate such deficits as quickly as possible. The allocation under this section 4.l(a)(i) is intended to comply with the minimum gain chargeback requirements of Treas. Reg. ss. 1.704-1(b)(4)(iv)(e) and shall be interpreted consistently therewith. However, if it is determined that the Partnership is subject to the minimum gain chargeback provisions of paragraph (b)(4)(iv)(e) of Temp. Treas. Reg. ss. 1.704-1T, then the allocations required under such paragraph shall apply in lieu of the allocations described in the first sentence of this section 4.l(a)(i).

                  (ii) Second, if there is a net decrease during a Partnership fiscal year in the minimum gain attributable to a Partner Nonrecourse Debt then any Partner with a share of the minimum gain attributable to such debt at the beginning of such fiscal year shall be allocated items of Partnership income and gain entering into the computation of Profits and Losses for such fiscal year (and, if necessary, for subsequent years) (a "Partner Nonrecourse Debt Minimum Gain Chargeback") in

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      proportion to, and to the extent of, an amount equal to the greater of --

                        (A) The portion of such Partner's share of the net decrease in the minimum gain attributable to such Partner Nonrecourse Debt that is allocable to the disposition of Property subject to such debt; or

                        (B) The deficit balance in such Partner's Capital Account at the end of such year (determined before any allocation of Partnership income, gain, loss, deduction, or section 705(a)(2)(B) expenditure for such year and excluding from such deficit capital account balance any amount that such Partner is obligated to restore under Treas. Reg. ss. 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Treas. Reg. ss. 1.704-1(b)(4)(iv)(f) and Temp. Treas. Reg. ss. 1.704-1T(b)(4)(iv)(h)(5) after taking into account thereunder any changes during such year in Partnership minimum gain and in the minimum gain attributable to any Partner Nonrecourse Debt).

                  (iii) Third, if any Limited Partner unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Treas. Reg. ss. l.704-l(b)(2)(ii)(d)(4), (5), or (6) that causes or increases a deficit in such Limited Partner's Capital Account balance (in excess of any amount that such Partner is obligated to restore under Section 8.4 of this Agreement

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                                      -22-


      and under Treas. Reg. ss. l.704-l(b)(2)(ii)(c) as well as any addition thereto pursuant to the next to last sentences of Treas. Reg. ss. 1.704-l(b)(4)(iv)(f) and Temp. Treas. Reg. ss. l.704-l(b)(4)(iv)(h)(5),
      and after reducing such balance by any adjustments, allocations, and distributions specified in Treas. Reg. ss. l.704-l(b)(2)(ii)(d)(4), (5), and (6) as are reasonably expected to be made to such Partner), items of Partnership income and gain entering into the computation of Profits and Losses shall be allocated to all such Limited Partners in proportion to such deficits being offset to eliminate such deficits as quickly as possible. It is the intent of the Partners that this section 4.l(b)(iii) be construed as a qualified income offset provision under Treas. Reg. ss. l.704-l(b)(2)(ii)(d).

                  (iv) Fourth, Profits less any amounts allocated pursuant to section 4.l(a)(i) through (iii) shall be allocated to the General Partners to the extent necessary to offset any allocations of Loss to such General Partners pursuant to the last sentence of section 4.l(b)(ii). This allocation shall be made in reverse order of the allocations to be offset.

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                                      -23-


                  (v) Fifth, the remaining Profits less any amounts allocated pursuant to section 4.l(a)(i) through (iv), if any, shall be allocated to the Partners in proportion to their respective Percentage Interests.

            (b) Allocation of Losses. Except as otherwise provided in this Agreement, items of expense, deduction and loss and the Losses of the Partnership for each fiscal year shall be determined as of the end of such fiscal year, and shall be allocated to the Partners as follows:

                  (i) First, Partner Nonrecourse Deductions attributable to a Partner Nonrecourse Debt shall be allocated to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt in accordance with Temp. Treas. Reg. ss. l.704-1T(b)(4)(iv)(h).

                  (ii) Second, Losses less any amounts allocated pursuant to section 4.l(b)(i) shall be allocated to each Partner in proportion to such Partner's Percentage Interest, provided, however, Losses shall not be allocated to any Limited Partner to the extent such Losses would cause or increase a deficit in such Limited Partner's Capital Account balance (in excess of any amount that such Partner is obligated to restore under section 8.4 of this Agreement and under Treas. Reg. ss. 1.7O4-1(b)(2)(ii)(c) as well as any addition thereto pursuant to the next to last sentences of Treas. Reg. ss. l.704-1(b)(4)(iv)(f) and Temp. Treas. Reg.

      ss. 1.704-1(b)(4)(iv)(h)(5)) and after reducing such balance by any adjustments, allocations, and distributions specified in Treas. Reg. ss. 1.704-1(b)(2)(ii)(d)(4), (5), and (6) as are reasonably expected to be made to such Partner). Any Losses (less any amounts allocated pursuant to section 4.l(b)(i)) that cannot be allocated to a Limited Partner under the preceding sentence (due to the deficit Capital Account balance restrictions) shall be allocated to the General Partners in proportion to their respective Percentage Interests.

            (c) Tax Allocations. All items of income, gain, loss, and deduction, and all tax preferences, depreciation, accelerated cost recovery system deductions and investment interest and other tax items of the Partnership for each fiscal year (collectively referred to as "Partnership Tax Items") shall be allocated for tax purposes to the Partners in accordance with this section 4.1(c).

                  (i) Except as provided in sections 4.l(c)(ii) and 4.l(c)(iii), Partnership Tax Items shall be allocated for tax purposes in accordance with the allocations of items of income, gain, and Partner Nonrecourse Deductions under sections 4.1(a)(i), 4.l(a)(ii), 4.l(a)(iii), and 4.l(b)(i) and the allocation of Profits and Losses under sections 4.l(a)(iv), 4.l(a)(v), and 4.l(b)(ii). For purposes of the preceding sentence, an allocation to a Partner of a share of Profits or Losses shall be treated as an allocation to such Partner of the same share of each Partnership Tax Item that is taken into account in computing such Profits or Losses.

                  (ii) Except as provided in section 4.l(c)(iii), if there has been an adjustment to the Partners' Capital Accounts pursuant to the next to last sentence under the definition of "Capital Accounts" in Article I to reflect the unrealized income, gain, loss, or deduction inherent in Partnership property at the time of the acquisition or redemption of LP Units Partnership Tax Items with respect to such property shall be allocated to the Partners for tax purposes so as to take into account the difference between the adjusted tax basis of such property and the value at which it is reflected in the Partners' Capital Accounts in the same manner as variations between the adjusted tax basis and fair market value of property contributed to the Partnership are taken into account in determining the Partners' allocations of Partnership Tax Items under section 4.l(c)(iii). For purposes of the preceding sentence, the value at which property is reflected in the Capital Accounts shall equal the fair market value of such property on the date it was contributed to or acquired by the Partnership as adjusted by the aggregate adjustments made to all Partners' Capital Accounts with respect to such property under the next to last sentence under the definition of "Capital Accounts" and clauses (I) and (II) under the definition of "Profits" and "Losses" in Article I. The allocations under this section 4.l(c)(ii) are intended to comply with paragraphs (b)(2)(iv)(f)(4) and (b)(4)(i) of Treas. Reg. ss. 1.704-1 and shall be interpreted consistently therewith.

                  (iii) Gain or loss upon sale or other disposition of any property contributed to the Partnership or any depreciation, amortization, or other cost recovery deduction allowable with respect to the basis of property contributed to the Partnership shall be allocated for tax purposes among the contributing and non-contributing Partners so as to take into account the difference between the adjusted tax basis and the Agreed Value of the property on the date of its contribution to the extent permitted by Treas. Reg. ss. 1.704.1(c)(2) or such superseding regulations as may be promulgated in accordance with Section 704(c) of the Code. In making allocations pursuant to the preceding sentence, the Managing General Partner is authorized to apply any method or convention required or permitted by Section 704(c) of the Code; provided, however, that the Managing General Partner shall select such method or convention as, in its opinion, will take such variation fully into account.

            (d) To the extent consistent with the economic arrangement between the partners as set forth in this Agreement, accounting matters relating to allocations of Profits and Losses, Capital Accounts, and allocations of items for federal income tax purposes shall be handled in such a way that the allocations of such items will have substantial economic effect or will otherwise be respected for federal income tax purposes.

            (e) Special allocations in the case of a termination. If the Partnership terminates for tax purposes under Code Section 708(b)(l)(B) either as a result of the sale by Sheila Harris of her interest in the Savannah Cellular General Partnership or as a result of the sale by the Providence Journal Company of the stock of Georgia Metronet and a related election under Code section 338 ("Technical Termination"), then, to the extent permissible under applicable regulations, any Partnership nonrecourse deductions (as defined in Temp. Treas. Reg. ss. l.704-1T(b)(4)(iv)(b)) attributable to property owned by the Partnership both before and after the Technical Termination and attributable to any Partnership Nonrecourse debt outstanding at the time of the Technical Termination will be allocated in such a way that a Limited Partner (other than Georgia Metronet) holding his interest before the Technical Termination will not have the amount of such deductions allocated to him reduced for any year as a result of decreased depreciation or other cost recovery deductions entering into the computation of Profits and Losses with respect to property placed in service on or before the date of the Technical Termination where such reduction arises solely because of such Technical Termination. This provision will be accomplished by reallocating such deductions from the General Partner to such Limited Partner. Offsetting allocations from such Limited Partner to the General Partner will be made in subsequent years to the extent that the amount of Partnership nonrecourse deductions allocated to the Limited Partner are increased for any year as a result of increased depreciation or other cost recovery deductions for such year entering into the computation of Profits and Losses with respect to property placed in service on or before the date of the Technical Termination where such increase arises solely because of such Technical Termination; provided that the aggregate amount of offsetting allocations made to the General Partner from a Limited Partner under this sentence does not exceed the aggregate amount of allocations made to that Limited Partner from the General Partner pursuant to the previous two sentences. No Limited Partner shall be entitled to the benefits of this subsection 4.1(e) if the depreciation or other cost recovery deductions allowable to such Limited Partner are greater for such year and preceding years, in the aggregate, than would have been the case had the Technical Termination not occurred.

            4.2 Other Items. All other items that must be allocated to the Partners shall be allocated to the Partners in accordance with the allocation of Profits and Losses as provided in section 4.1 of this Agreement.

            4.3 Distributions. Distributions in cash or in kind may be made in the discretion of the Managing General Partner. All such distributions shall be made in proportion to Partners' positive Capital Account balances or, if no Partner has a positive Capital Account balance, in proportion to Percentage Interests. Distributions in kind shall be treated as provided in section 8.6.

                                    ARTICLE V

                    RIGHTS, POWERS AND DUTIES OF THE PARTNERS

            5.1 Management of Partnership Business. Subject only to the limitations contained in this Agreement, the Managing General Partner shall have exclusive and complete authority in the management and control of the business of the Partnership for the purposes herein stated, shall make all decisions affecting the business of the Partnership, and shall have all of the rights and powers of a general partner as provided in the Delaware Revised Uniform Limited Partnership Act and as otherwise provided by law. Any action taken by the Managing General Partner shall constitute the act of and serve to bind the Partnership. The Managing General Partner shall manage and control the affairs of the Partnership to the best of its ability and shall use its best efforts to carry out the business of the Partnership set forth in Article II, and in connection therewith, the powers of the Managing General Partner to act on behalf of the Partnership, which it may exercise at the cost, expense and risk of the Partnership but subject to the provisions of Section 5.2 hereof, include (but are not limited to) the following powers:

            (a) To construct and operate the Cellular System and to enter into agreements with others with respect to these activities, which agreements may contain such terms, provisions and conditions as the General Partner, in its sole and absolute discretion, shall approve;

            (b) To borrow money from any source, for any Partnership purpose, and in connection therewith to issue notes, debentures and other debt securities and to hypothecate the assets of the Partnership to secure repayment of the borrowed sums; so long as this financing is without recourse to any Partner (other than to any At-Risk Partner). If such financing is not reasonably available, the Managing General Partner may cause the Partnership to borrow money with recourse to the Managing General Partner or with recourse to one or more other General Partners, but only if such General Partners agree in writing thereto. In any case, however, no borrowing may be undertaken that is with recourse to the

Limited Partners (other than At-Risk Partners). No lender to which application is made for a loan by the General Partner shall be required to inquire as to the purposes for which such loan is sought. As between this Partnership and such lender, it shall be conclusively presumed that the proceeds of such loan are to be and will be used for the purposes authorized under this Agreement;

            (c) To invest Partnership assets in bank savings accounts, savings and loan associations, commercial paper, government securities, certificates of deposit, bankers' acceptances and other short-term interest-bearing obligations;

            (d) To obtain replacements of any loans or mortgages related in any way to the Cellular System and prepay in whole or in part, refinance, recast, modify, consolidate or extend any loans or mortgages affecting any property of the Partnership;

            (e) to investigate, select and determine the relations with attorneys, accountants, consultants, borrowers, lenders and persons acting in any other capacity, in connection with the business of the Partnership;

            (f) To expend the capital and revenues of the Partnership in furtherance of the Partnership's business;

            (g) To enter into agreements and contracts with Persons to sell, lease, dispose of, trade, exchange, convey, quitclaim, surrender, release or abandon all or any part of the real, personal or mixed property of the Partnership, or any interest therein, upon such terms and conditions as the General Partner may deem advisable, appropriate or convenient;

            (h) To perform any and all other acts or activities customary or incident to the acquisition, ownership, operation, management, and improvement of the Cellular System and to the conduct of other related activities;

            (i) To enter into agreements and contracts with parties and give receipts, releases and discharges regarding all of the foregoing and any matters incident thereto as the General Partner may deem advisable or appropriate;

            (j) To make such elections under the tax laws of the United States, the States of Delaware and Georgia and other relevant jurisdictions as to the treatment of items of Partnership income, gain, loss, deduction and credit, and as to all other relevant matters (including without limitation elections under sections 751 through 755 of the Code), as it believes necessary or desirable; provided, however, that the Managing General Partner shall be required to make an election under Section 754 of the Code only if the Partners receiving the benefits of such election shall agree to pay all of the costs to the Partnership associated with making such election (including recurrent costs) in proportion to their Percentage Interests affected by the election;

            (k) To delegate all or any of its duties hereunder and in furtherance of any such delegation to appoint, employ, or make a contract with any Person (including without limitation Affiliates of the Managing General Partner) as the Managing General Partner may in its sole discretion deem necessary or desirable for the transaction of the business of the Partnership. Such a Person may, under the supervision of the Managing General Partner, perform any of the following or other acts or services for the Partnership as the Managing General Partner may approve, provided, however, that the Managing General Partner shall continue to be primarily responsible to the Partnership for the performance of all such obligations: administer the day-to-day operations of the Partnership; serve as the Partnership's advisor and consultant in connection with policy decisions made by the Managing General Partner; act as consultants, accountants, correspondents, attorneys, brokers, escrow agents, or in any other capacity deemed by the Managing General Partner necessary or desirable; investigate, select and, on behalf of the Partnership, conduct relations with persons acting in such capacities with, or employ, or retain services performed or to be performed by, any of them in connection with the Cellular System; and perform or assist in the performance of administrative or managerial functions necessary in the management of the Partnership and the Cellular System; and

            (l) Perform or engage in any other acts or activities, and execute or deliver all other instruments or other writings of any kind or character, as the Managing General Partner, in its sole discretion, may determine to be necessary or appropriate to carry out the purposes, powers, and business of the Partnership in Article II, subject only to the limitations set forth in this Agreement.

            5.2 Restrictions on the Managing General Partner's Authority.

            (a) Notwithstanding anything in this Agreement to the contrary, the Managing General Partner may not (except with the written consent or ratification of the specific act given in accordance with this Agreement by all the Limited Partners or by other written instrument executed and delivered by all the Limited Partners subsequent to the date of this Agreement) do any of the following:

                  (i) perform any act in contravention of this Agreement;

                  (ii) perform any act which would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement;

                  (iii) possess or assign any rights in specific Partnership property, other than for a Partnership purpose;

                  (iv) admit a person as a Partner, except as otherwise provided in this Agreement; or

                  (v) amend this Agreement in a manner which affects the rights of the Limited Partners, except as otherwise provided in Articles IX and XII.

            5.3 Sale of Additional LP Units.

                  (a) If, in the judgment of the Managing General Partner, the Partnership is unable to obtain adequate funds on reasonable terms for the construction and operation of the Cellular System through the borrowing of funds in accordance with section 5.1(b), the Managing General Partner may cause the Partnership to sell additional LP Units in the Partnership, of the same class as the LP Units initially issued or of a separate class that may be subject to additional capital calls, on such terms and conditions as it may deem to be appropriate in order to raise capital; provided, however, that any Partner (including all General Partners) holding LP Units or GP Units at the time of any such sale shall be offered the opportunity to purchase such portion of the additional LP Units being offered for sale as is equal to such Partner's Percentage Interest in the Partnership.

                  (b) Any sale of additional LP Units pursuant to this Section shall be conducted in a manner consistent with the federal securities laws and the blue sky or other securities laws of any state in which an offer to sell such additional LP Units may be deemed to be made and shall be conducted in such a manner that it does not result in the termination of the Partnership for tax purposes under Section 708(b) of the Code. The transfer of any additional LP Units sold pursuant to this Section shall be restated in accordance with Article VII of this Agreement.

            5.4 Tax Matters Partner. The Managing General Partner is hereby designated as the "Tax Matters Partner" in accordance with Section 6231(a)(7) of the Code and, in connection therewith and in addition to all other powers given thereunder, shall have all other powers needed to perform fully hereunder, including, without limitation, the power to retain all attorneys and accountants of its choice and the right to settle any audits without the consent of the Limited Partners. The Managing General Partner shall be entitled to reimbursement from the Partnership for all necessary and reasonable out-of-pocket expenses incurred in performing its duties as Tax Matters Partner.

            5.5 Management Fees; Reimbursement of Expenses. The Partnership shall reimburse the Managing General Partner for reasonable and necessary out-of-pocket expenses incurred by the Managing General Partner (or any partner therein) in performing the Managing General Partner's duties hereunder, and shall pay to the Managing General Partner the sum of $25,000 per annum as compensation for its performance of such duties. General partners in the Initial General Partner, including the Managing Partner, may enter into consulting or other agreements with the Partnership and may be paid reasonable compensation for services actually rendered to the Partnership pursuant to any such agreements. Except for the reimbursement and compensation expressly provided for in this Section 5.5, neither the Managing General Partner nor any partners therein shall receive any compensation or reimbursement of expenses for services performed for or on behalf of the Partnership.

            5.6 Limitations on Limited Partners. The Limited Partners shall not participate in the management or control of the Partnership's business, nor shall they transact any business for the Partnership, nor shall they have the power to sign for or bind the Partnership, said powers being vested solely and exclusively in the Managing General Partner. Each Limited Partner hereby consents to the exercise by the Managing General Partner of the power conferred on the Managing General Partner by this Agreement.

            5.7 Other Interests of Partners. Any of the Partners may engage or invest in any other business venture or activity of any nature and description, or possess any interest therein, independently or with others, including, but not limited to, the operation of cellular systems in other areas. Neither the Partnership nor the Managing General Partner nor any Limited Partner nor any Affiliate of the Managing General Partner or of a Limited Partner shall have any duty or obligation to disclose or offer to the Partnership or the Partners, or to obtain for the benefit of the Partnership or the Partners, any other venture or activity or interest therein; and the Partnership, the Partners, the creditors of the Partnership and any other person having an interest in the Partnership shall not merely by virtue of the

Partnership, have any rights in and to such other ventures of a Partner or the income or profits derived therefrom.

                                   ARTICLE VI

                    TRANSFER OF GENERAL PARTNERSHIP INTEREST

            6.1 Transfer of GP Units. A Partner may not make a Transfer of all or any portion of its GP Units unless the Transfer satisfies the following conditions:

                  (i) the Transfer is in accordance with and does not violate the Option Agreement;

                  (ii) in the opinion of reputable legal counsel chosen by the Managing General Partner, the Transfer of such Units does not violate federal securities laws, does not result in the termination of the Partnership within the meaning of Section 708(b) of the Code (a "Tax Termination") (provided, however, that Transfers of GP Units to GMI made on or within 180 days after the fifth anniversary of the date on which an FCC Form 489 in respect of the Cellular System is filed pursuant to the Option Agreement, may be made regardless of whether or not they will result in a Tax Termination), and does not jeopardize the status of the Partnership for income tax purposes;

                  (iii) the Transfer of such GP Units is not to a minor or incompetent, except that this limitation shall not apply to a transfer in trust for the benefit of a minor or an individual in custodianship under the Uniform Gifts to Minors Act or similar legislation;

                  (iv) any and all FCC and/or state or local regulatory consents or approvals necessary to permit consummation of the transfer have been obtained, and any and all necessary filings with the FCC and/or any other regulatory or governmental agency in respect of such transfer have been made; and

                  (v) if (following the Transfer) the Initial General Partner no longer holds more than 50% of the outstanding GP Units and no General Partner holds more than 50% of the outstanding GP Units, the holders of 50% or more of the outstanding GP Units (determined after the Transfer) agree in writing on a General Partner who accepts responsibility for the management and control of the Partnership as a substitute Managing General Partner.

            6.2 Conversion of GP Units into LP Units. After a transfer of GP Units in accordance with section 6.1 and receipt by the Managing General Partner of the Transferee's agreement in writing to be bound by the terms of the Option Agreement and upon the approval of the Managing General Partner, any Transferee other than the Managing General Partner may convert the GP Units transferred into LP Units by giving written notice to the Managing General Partner, provided that, in the opinion of reputable legal counsel chosen by the Managing General Partner, the conversion will not (i) jeopardize the limited liability of the Limited Partners, (ii) result in the termination of the Partnership under Code section 708(b), nor (iii) constitute a violation of any applicable federal or state securities laws. Upon the conversion of GP Units into LP Units, the holder of those units shall henceforth have, with respect to the units, only the rights and responsibilities of a holder of LP Units, but the LP Units shall carry with them the right to receive the distributions and allocations to which the former GP Unit holder was entitled under Articles IV and VIII.

            6.3 Withdrawal of General Partners. The Managing General Partner may not transfer all of its GP Units or otherwise voluntarily Withdraw from the Partnership (other than by operation of law) unless (i) a new Managing General Partner has been selected in accordance with section 6.l(v) and (ii) that new Managing General Partner has agreed in writing to serve as such. No General Partner may withdraw from the Partnership other than (i) by transfer of its GP Units, in accordance with this Article, (ii) upon dissolution of the Partnership in accordance with Article VIII, or (iii) by operation of law. Each of the Limited Partners hereby specifically consents to Georgia Metronet, Inc., becoming the Managing General Partner of the Partnership upon its purchase of more than 50% of the Initial General Partner's GP Units pursuant to the terms of the Option Agreement.

            6.4 Liability of a Retired General Partner. If the business of the Partnership is continued after the Initial General Partner (or other former Managing General Partner) is no longer a holder of GP Units, the Initial General Partner (or such other former Managing General Partner) shall not incur any obligation or liability on account of the business of the Partnership or the activities of the Managing General Partner occurring after the Initial General Partner (or such other former Managing General Partner) is no longer a Partner.

                                   ARTICLE VII

                    TRANSFER OF LIMITED PARTNERSHIP INTERESTS

            7.1 Transfer of LP Units.

            (a) Right to Transfer. Except as provided in Section 8.4, a Limited Partner shall not have the right to make a Transfer of all or any part of its LP Units unless the Transfer satisfies the following conditions:

                  (i) the Transfer is in writing;

                  (ii) there is filed with the Partnership a duly executed and acknowledged counterpart of the instrument making the Transfer, and such instrument evidences the written acceptance of the Transferee to all the terms and provisions of this Agreement, and the representation that the LP Unit(s) are being taken for the purposes of investment and not with a view to resale or distribution;

                  (iii) the Transfer of such LP Units is not to a minor or incompetent, except that this limitation shall not apply to a transfer in trust for the benefit of a minor or an individual in custodianship under the Uniform Gifts to Minors Act or similar legislation;

                  (iv) the Limited Partner desiring to Transfer his Partnership Interest secures, at his own expense, an opinion of counsel to the Partnership acceptable to the General Partner, or a "no-action letter" from the staff of the Securities and Exchange Commission acceptable to the General Partner, to the effect that the proposed transaction will not violate the federal securities laws; and

                  (v) the Limited Partner desiring to Transfer his Partnership Interest secures, at his own expense, an opinion of counsel to the Partnership acceptable to the General Partner to the effect that the proposed transaction would not result in the close of the Partnership's taxable year with respect to all Partners, would not result in the termination of the Partnership within the meaning of Section 708(b) of the Code (provided, however, that transfers to GMI pursuant to Option Agreements that take place on or within 180 days after the fifth anniversary of the date on which an FCC Form 489 in respect of the Cellular System is filed shall be permitted whether or not such transfers would result in a Tax Termination), and would not jeopardize the status of the Partnership and Partners for federal income tax purposes.

            (b) Rights of Transferee. The Transferee of an LP Unit Transferred in accordance with the provisions of this Article VII shall become a Substitute Limited Partner only upon the consent of the Managing General Partner, which consent may be given or withheld in the Managing General Partner's sole discretion. Failure or refusal of the Managing General Partner to admit a Transferee of any LP Units Transferred in accordance with the provisions of this
Article VIII as a Substitute Limited Partner shall in no way affect the right of such Transferee to receive the share of the capital and Profits and Losses to which his predecessor in interest was entitled. A transferee of any LP Units who does not become a Substitute Limited Partner in accordance with this Section 7.2 and who desires to make a further assignment of its LP Units shall be subject to all the provisions of this Section 7.2 to the same extent and in the same manner as any Limited Partner desiring to make a Transfer of his LP Units.

            (c) Rights of Transfer. Any Limited Partner who shall Transfer his LP Units shall cease to be a Limited Partner of the Partnership and shall no longer have any of the rights or privileges of a Limited Partner.

            7.2 Death of a Limited Partner. The death, bankruptcy or insolvency of a Limited Partner will not terminate the Partnership. In the event of the death of a Limited Partner, except as hereinafter provided in this Section 7.2, his executor or administrator shall succeed to his interests and shall be responsible for all the liabilities and obligations of the deceased Limited Partner under this Agreement, but shall have the right to become a Substitute Limited Partner only in accordance with the provisions of Section 7.1. For the purpose of settling the estate of the deceased Limited Partner, the executor or administrator shall have only such rights of a Limited Partner as are necessary.

            7.3 Effectiveness of Transfer. (a) The Transfer by a Limited Partner (or by a Transferor of a Limited Partner) pursuant to Section 7.1 hereof of all or part of its LP Units shall become effective on the first day of the month following receipt by the General Partner of evidence of such assignment in form and substance reasonably satisfactory to the General Partner and a fee sufficient to cover all reasonable expenses of the Partnership connected with such Transfer, provided that the General Partner may, in its sole discretion, establish an earlier effective date for the assignment if requested to do so.

            (b) No Transfer of an LP Unit or any part thereof an violation of this Article shall be valid or effective, and the Partnership shall not recognize the same for the purposes of making payment or distributions of Profits, Income, return of Capital Contributions or other distribution with respect to such Partnership Interests, or part thereof. The Partnership may enforce the provisions of this Article either directly or indirectly or through its agents by entering an appropriate stop-transfer order on its books or otherwise refusing to register or transfer or permit the registration or transfer on its books of any proposed Transfers not in accordance with this Article VII.

            (c) The Partnership shall, from such time as Partnership Interests are registered in the name of the Transferee on the Partnership's books in accordance with the above provisions, pay to the Transferee all further distributions or Profits or other compensation by way of income or return of capital, on account of the Partnership Interest Transferred. Until the registration of Transfer on the Partnership's books, the Managing General Partner may proceed as if no Transfer has occurred.

            7.4 Determination of Order of Transfer by Partners.

            (a) If, at any time in the opinion of reputable legal counsel chosen by the Managing General Partner, Partners desire to Transfer a number of LP Units and GP Units that, were all such Units to be Transferred, would cause the Partnership to terminate for tax purposes pursuant to Section

708(b) of the Code, the Managing General Partner shall allow such Transfers to be consummated only at such times as will not result in the termination of the Partnership for tax purposes. The Managing General Partner shall have the right to require the consummation of some or all proposed Transfers of GP or LP Units to be deferred until such time or times as such consummation will not result in termination of the Partnership for tax purposes.

            (b) The General Partnership shall choose the Partners that will be required to defer their proposed Transfers of GP or LP Units pursuant to section
(a) hereof in the following manner:

                  (i) As between requests to Transfer that were received by the Managing General Partner at different times, the later received requested Transfer shall be deferred. For this purpose, receipt shall occur upon actual written notification, received by any agent of the Managing General Partner acting in such capacity, setting forth the Transferor, the Transferee, and the number of LP Units or GP Units to be transferred. A request to Transfer by the Managing General Partner shall be considered to be received on the date it is actually committed to writing and executed.

                  (ii) Among requests to Transfer that were received simultaneously, the Managing General Partner may, in its sole discretion, either (a) allow each

      Partner requesting approval to transfer immediately that Pro Rata portion of the LP or GP Units it wishes to Transfer that, taken together with all other such immediate Transfers, will not result in the termination of the Partnership for tax purposes, and require each Partner to defer consummation of the Transfer of the remainder of its LP or GP Units, or
      (b) designate by lot an order in which Partners will be permitted to Transfer their LP or GP Units. Each Partner whose name is chosen shall be permitted in turn to consummate its proposed Transfer in full on the first date on which such a Transfer would not, in the judgment of the Managing General Partner, result in the termination of the Partnership for tax purposes.

                                  ARTICLE VIII

                           DISSOLUTION AND LIQUIDATION

            8.1 Events Causing Termination. The Partnership shall be dissolved and its affairs wound up upon:

            (a) the Withdrawal of the Managing General Partner if no Managing General Partner remains and the Limited Partners do not elect pursuant to
Section 8.2 to reconstitute the Partnership;

            (b) the sale or other disposition of all or substantially all of the Partnership's real, personal and intangible property or of the interests in the Cellular System owned by the Partnership;

            (c) the expiration of the term of the Partnership;

            (d) the Unanimous Vote of all the Partners to terminate the Partnership; or

            (e) otherwise by operation of law.

            8.2 Successor Partnership. If the Partnership is dissolved or to be dissolved by reason of the Withdrawal of the Managing General Partner without replacement pursuant to Section 8.1(a), Limited Partners whose aggregate Partnership Percentage exceeds twenty-five percent (25%) may call a meeting of the Limited Partners by delivering to each of the other Limited Partners, within thirty (30) days of such Withdrawal, a written notice demanding that a meeting of Limited Partners be held at the principal place of business of the Partnership or at another location at the time set forth in such notice (which shall be not less than fifteen nor more than thirty days after the date of such notice). Limited Partners having all (100%) of the Limited Partnership Interests may, by affirmative vote at such meeting, continue the business of the Partnership and reconstitute the Partnership as a successor limited partnership with a new General Partner if, in the opinion of reputable legal counsel approved by the holders of over 50% of the outstanding LP Units, the proposed reconstitution of the Partnership does not result in the termination of the Partnership within the meaning of Section 708(b) of the Code and does not jeopardize the status of the Partnership for federal income tax purposes. If the Limited Partners exercise this right to continue the business of the Partnership, the Person appointed by them as the new Managing General Partner, the former Managing General Partner, and each of the Limited Partners shall execute, acknowledge and file with the Secretary of State of the State of Delaware a Certificate and Agreement of Limited Partnership that shall contain substantially the same provisions as those contained herein and in the Certificate of Limited Partnership of the Partnership, except that the new Managing General Partner shall be allocated such share of the profits, losses and distributions of the Partnership, or shall be paid such fees, as is determined by Partners whose aggregate Percentage exceeds seventy-five percent (75%). Under this new Certificate and Agreement of Limited Partnership, the former Managing General Partner shall not be then entitled to payment of the unreturned balance in its Capital Account, but instead shall thereafter have the status of an assignee of the GP Units of the former Managing General Partner and shall receive distributions and allocations to which it is entitled under Article IV and this Article VIII. The new General Partner shall indicate its acceptance of the appointment by the execution of such Certificate and Agreement of Limited Partnership.

            8.3 Final Accounting. Upon the dissolution of the Partnership a proper accounting shall be made from the date of the most recent prior accounting to the date of dissolution.

            8.4 Negative Capital Account. Upon the dissolution of the Partnership, any General Partner who has a negative balance in his Capital Account, as determined after taking into account all Capital Account adjustments for the fiscal year during which such dissolution occurs, shall be obligated to contribute to the Partnership by the end of such fiscal year (or, if later, within 90 days after the date of such dissolution) an amount such that the balance in his Capital Account is zero, such amount to be applied and distributed as provided in Section 8.5. No Limited Partner shall have any obligation to pay any amount to the Partnership on account of a negative Capital Account Balance.

            8.5 Procedure on Liquidation. Unless the business of the Partnership is continued pursuant to Section 8.2, upon the dissolution of the Partnership, the Managing General Partner or the Persons required by law to wind up the Partnership's affairs shall liquidate the assets of the Partnership and apply and distribute the proceeds of such liquidation as follows:

            (a) First, to payment of debts and liabilities of the Partnership;

            (b) Second, to the setting up of reasonable reserves for any contingent liabilities or obligations of the Partnership, provided that any such reserves shall be held for such period as the General Partner or other Persons so distributing shall deem advisable for the purpose of disbursing such reserves in payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be distributed as hereinafter provided;

            (c) Third, to the Partners in accordance with their Capital Accounts as adjusted pursuant to Article IV for all Partnership operations up to and including such liquidation.

            8.6 Distribution in Kind. If the Managing General Partner or the Persons required by law to wind up the Partnership's affairs shall determine that a portion of the Partnership's assets should be distributed to the Partners, the Managing General Partner or such Persons, as the case may be, shall obtain an Appraisal as of a date reasonably close to the date of liquidation. Any unrealized appreciation (or loss) with respect to such assets shall be allocated among the Partners (in accordance with Section 4.1, assuming that the property were sold for the appraised value) and distribution of any such assets (or portions thereof as tenants in common) in kind to a Partner shall be considered a distribution of an amount equal to the assets' appraised fair market value (or portions thereof) for purposes of Section 8.5.

            8.7 Certificate of Cancellation. Upon the completion of the distribution of Partnership assets as provided in Sections 8.5 and 8.6, the Partnership shall be terminated and the Managing General Partner or Persons required by law to wind up the Partnership's affairs shall cause a certificate of cancellation to be filed in the office of the Secretary of State of the State of Delaware and shall take such other actions as may be necessary or appropriate to terminate the Partnership.

            8.8 No Recourse Against the General Partners. A Limited Partner shall look solely to the assets of the Partnership for the return to its investment, and if the property of the Partnership remaining after the payment or discharge of the debts and liabilities of the Partnership is insufficient to return such investment, it shall have no recourse against the Managing General Partner, any General Partner or other holders of GP Units or any of their Affiliates or against any other Limited Partner. Distributions in accordance with the provisions of this Article VIII upon termination and dissolution of the Partnership will constitute a complete return to the Partners of their interests in the profits of the Partnership and their Capital Contributions, a final and complete distribution to the Partners of all their interests in the Partnership properties and its other assets, and a final termination and settlement of any and all of the Partners' other interests in the Partnership.

                                   ARTICLE IX

                                POWER OF ATTORNEY

            Section 9.1. Appointment.

            (a) Each Limited Partner hereby irrevocably constitutes and appoints the Managing General Partner his true and lawful attorney-in-fact, and empowers and authorizes such attorney, in his name, place and stead to make, execute, deliver, acknowledge, swear to, file and record in all necessary or appropriate places such documents as may be necessary or appropriate to carry out this Agreement, including but not limited to:

                  (1) any application, certificate, certification, report or similar instrument or document required to be submitted by or on behalf of the Partnership to any governmental or administrative agency, officer or body, or to any self-regulatory organization or trade association in furtherance of the Partnership business;

                  (2) all certificates and other instruments (including counterparts of this Agreement), and any amendment thereof, which the Managing General Partner deems appropriate to form, qualify or continue the Partnership as a limited partnership in the jurisdictions in which the Partnership may conduct business or in which such formation, qualification or continuation is, in the opinion of the Managing General Partner, necessary or desirable to protect the limited liability of the Limited Partners;

                  (3) all amendments to this Agreement adopted in accordance with the terms hereof and all amendments to this Agreement as may be necessary or appropriate to reflect or effect:

                        (i) a change of the name or the location of the
            principal place of business of the Partnership,

                        (ii) the Transfer or acquisition of any Partnership
            Interests by a Limited Partner or a General Partner in any manner permitted by this Agreement,

                        (iii) a Person becoming a Substitute Limited Partner in
            the Partnership or a substitute Partner in the Partnership as permitted by this Agreement,

                        (iv) a change in any provision of this Agreement
            effected by the exercise by any Person of any right or rights hereunder, and

                        (v) the dissolution of the Partnership pursuant to this
            Agreement;

                  (4) such certificates, instruments and documents as may be required by, or may be appropriate under, the laws of Delaware in connection with the use of the name of the Partnership by the Partnership;

                  (5) such certificates, instruments and documents as such Limited Partner may be required, or as may be appropriate for such Limited Partner to make, under the laws of Delaware or Georgia, to reflect

                        (i) a change of name or address of such Limited Partner,

                        (ii) any changes in or amendments of this Agreement, or
            pertaining to the Partnership, of any kind referred to in this
            Section 9.1, and

                        (iii) any other changes in or amendments of this
            Agreement but only if and when the consent thereto has been obtained from the Managing General Partner and Limited Partners having all (100%) of the Limited Partnership Interests; and

                  (6) all conveyances and other instruments which the Managing General Partner deems appropriate to reflect the dissolution and termination of the Partnership.

            (b) Each of the agreements, certificates, instruments and documents made pursuant to Section 9.1(a) shall be in such form as the Managing General Partner and counsel for the Partnership shall deem appropriate. The powers conferred by Section 9.1(a) to make agreements, certificates, instruments and documents shall be deemed to include, without limitation, the powers to sign, execute, acknowledge, swear to, verify, deliver, file, record or publish the same.

            (c) Each Limited Partner authorizes the Managing General Partner as such attorney-in-fact to take any further action which such Managing General Partner shall consider necessary or advisable in connection with any action taken pursuant to this Section 9.1, hereby giving such Managing General Partner as such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in and about any action taken pursuant to this Section 9.1 as fully as such Limited Partner might or could do if personally present and hereby ratifying and confirming all that such Managing General Partner as such attorney-in-fact shall lawfully do or cause to be done by virtue of this Section 9.1.

            9.2. Irrevocability; Manner of Exercise. The power of attorney granted hereunder:

            (a) is a special power of attorney coupled with an interest and is irrevocable;

            (b) may be exercised by the Managing General Partner as such attorney-in-fact, by listing all of the Limited Partners executing any agreement, certificate, instrument or document with the single signature of such General Partner; and

            (c) shall survive the Transfer by a Limited Partner of the whole or a portion of its interest, except that where the purchaser, Transferee or assignee thereof with the consent of the Managing General Partner is admitted as a Substitute Limited Partner, the power of attorney shall survive the Transfer for the sole purpose of enabling such attorney-in-fact to execute, acknowledge and file any agreement, certificate, instrument or document necessary to effect such substitution.

            9.3 Further Assurances. Each party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all other acts and things, as may be required by law or as, in the opinion of the Managing General Partner, may be necessary or advisable to carry out the intent and purposes of this Agreement.

                                    ARTICLE K

          LIABILITY AND INDEMNIFICATION OF THE MANAGING GENERAL PARTNER

            10.1 Return of Capital Contribution. Anything in this Agreement to the contrary notwithstanding, the Managing General Partner shall not be liable for the return of the Capital Contributions of the Limited Partners, or any portion thereof, it being expressly understood that any such return shall be made solely from the Partnership assets.

            10.2 Liability for Actions or Omissions. The performance of any act or the omission of any act by the Managing General Partner, in the good faith belief that he was acting within the scope of his authority under this Agreement on behalf of the Partnership or in furtherance of the Partnership's interests, shall not subject the Managing General Partner to any liability to the Partnership or to the Partners; provided, however, that the foregoing shall not relieve the Managing General Partner of liability for: (i) fraud, gross negligence, or willful misfeasance of the General Partner, (ii) violations of his fiduciary duties, or (iii) acts or omissions of the Managing General Partner which are in breach of his obligations hereunder.

            10.3 Indemnification by Partnership. The Partnership shall indemnify and save harmless the Managing General Partner from and against any claim, loss, expense, liability, action or demand incurred by the Managing General Partner in respect of any omission to act or of any act performed by the Managing General Partner in the good faith belief that he was acting or refraining from acting within the scope of his authority under this Agreement on behalf of the Partnership or in furtherance of the Partnership's interests, provided, however, that the Managing General Partner shall not be entitled to any indemnity for any loss sustained or fees or expenses incurred by the Managing General Partner by reason of: (i) fraud, gross negligence or willful misfeasance of the Managing General Partner, (ii) violations of his fiduciary duties, (iii) acts or omissions of the Managing General Partner which are in breach of his obligations hereunder, and (iv) his Pro Rata share of any loss sustained or fees or expenses incurred by the Partnership. This indemnification shall be binding upon and inure to the benefit of the Managing General Partner, its heirs, successors and assigns.

                                   ARTICLE XI

                                 FISCAL MATTERS

            11.1 Title to Property and Bank Accounts. The property of the Partnership shall be held in the name of the Partnership. The Managing General Partner may not commingle property of the Partnership with any other property of the Managing General Partner or property of an Affiliate of the General Partner. All deposits (including security deposits) and other funds not needed in the operation of the business may, to the extent permitted by applicable governmental requirements, be deposited in any bank or trust company, or invested in (i) commercial paper having the highest rating by either Standard and Poor's Corporation or Moody's Investors Services, Inc., (ii) United States Government securities, (iii) securities of governmental agencies, (iv) insured money market funds, and (v) bankers' acceptances and certificates of deposit of banks having individual capital and surplus of not less than one hundred million dollars ($l00,000,000).

The Managing General Partner shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in its possession or control, and shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Partnership. The Managing General Partner may not contract away its fiduciary duties.

            11.2 Books and Reports.

            (a) Maintenance of Books. The Managing General Partner shall keep or cause to be kept complete and accurate books with respect to the Partnership's business. Each of the Partners and their duly authorized representatives shall have the right to examine the books of the Partnership and all other records and information concerning the Partnership at reasonable times.

            (b) Annual Reports. On or before April 1 of each year, the Managing General Partner shall cause to be prepared and sent to the Limited Partners a statement setting forth the Limited Partner's share of Profits and Losses, including those for income tax purposes for the preceding calendar year, together with an annual financial statement of the Partnership in accordance with generally accepted accounting principles.

            (c) Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

            11.3 Tax Elections. Notwithstanding the provisions of Section 5.1 herein, if a Partner transfers all or part of its interest in the Partnership at a profit, any basis adjustment allocable to such profit, whether made under
Section 754 of the Code or otherwise, shall be allocated solely to the transferee.

                                   ARTICLE XII

                               GENERAL PROVISIONS

            12.1 Obligations and Rights of Transferees.

            (a) Assumption of Obligations. Any Person who acquires in any manner whatsoever any interest in the Partnership, regardless of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefit of the acquisition thereof to have agreed to be subject to and bound by the same obligations under this Agreement that the predecessor in interest of such Person was subject to or bound by.

            (b) Limitation on Rights of Transferees. A person acquiring an interest in the Partnership, including the personal representative and heirs of a deceased Partner, shall have only such rights, and shall be subject to all the obligations, as are set forth in this Agreement; and, without limiting the generality of the foregoing, such Persons shall not have any right to have the value of its interest ascertained or to receive the value of such interest or, in lieu thereof, to receive profits attributable to any right in the Partnership, except as herein set forth.

            12.2 Notice. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been given when the same are (i) deposited in the United States mail and sent by certified or registered mail, postage prepaid, or (ii) delivered, in each case, to the parties at the addresses set forth in Schedule A annexed hereto or at such other addresses as such parties may designate by notice to the Managing General Partner.

            12.3 Waiver of Action for Partition. Each of the Partners irrevocably waives during the term of the Partnership and during the period of its liquidation following any dissolution any right that such Partner may have to maintain any action for Partition with respect to any of the assets of the Partnership.

            12.4 No Warranties or Representations Other Than As Expressed. Except as set forth in this Agreement, neither the Managing General Partner nor the Partnership makes any warranty or representation of any kind to any Partner, and no Partner makes such warranty to the Partnership or any other Partner relating directly or indirectly to the Partnership or the Partnership Interests, or the operations, income, losses or profitability thereof, or the tax consequences of investing in the Partnership. Each Partner understands that no one is authorized to make any such warranty or representation on behalf of the Partnership or any Partner except as herein stated.

            12.5 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements herein shall survive until the dissolution and final liquidation of the Partnership, except to the extent that a representation, warranty or agreement expressly provides otherwise.

            12.6 Agreement in Counterparts. This Agreement may be executed in counterparts and all counterparts so executed shall constitute one agreement binding on all the parties hereto as long as each counterpart is signed by the General Partner and as long as each Limited Partner shall sign at least one counterpart.

            12.7 Variance of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Entity may require.

            12.8 Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provisions hereof.

            12.9 Construction. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including, without limitation, any creditor of the Partnership. Except as otherwise expressly provided herein, all provisions of this Agreement shall be binding on, inure to the benefit of, and be enforceable by or against, the heirs, successors, legal representatives and assigns of the parties hereto.

            12.10 Severability. In case one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained here and any other application thereof shall not in any way be affected or impaired thereby, unless a manifest injustice or inequity would result from the applicability and enforcement of such remaining provisions.

            12.11 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware applicable to contracts made and to be performed wholly within such jurisdiction.

            12.12 Consent of the Partners. Wherever the consent of Partners is permitted or required under this Agreement, such consent may be given in writing or at a meeting of the Partnership held at the principal place of business of the Partnership pursuant to notice stating the nature of the business to be transacted and delivered to all Partners in the manner described in Section 12.2 not less than 15 nor more than 50 days prior to such meeting.

            12.13 Integrated Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, expressly superseding and replacing any and all Alliance Agreements with respect to the Cellular System pursuant to which the Partners have rights to receive interests in the Cellular System, and there are no agreements, restrictions, representations, or warranties concerning the parties other than those set forth herein.

            12.14 Effective Date. This Agreement shall become effective immediately upon its execution by the General Partner and Limited Partners.

            12.15 Amendment. This Agreement may be amended upon the prior written consent of the General Partner and Limited Partners whose aggregate Partnership Percentage exceeds fifty percent of the outstanding Partnership Percentage held by Limited Partners; provided, however, that no amendment shall, without the prior written consent of all Partners: (i) modify the purposes of the Partnership or the character of its business; (ii) impose or create any new or additional liability on any Partner or enlarge the obligations of any Partner to make contributions to the capital of the Partnership as provided in this Agreement; or (iii) alter the Partnership Percentages or allocations of distributions and profits and losses set forth in this Agreement.


                                      * * *